P R E S S R E L E A S E

SES and CONSOL Energy’s Coal Gasification Project Advances

Companies Complete Successful U-GAS® Testing of Feedstock

Coal from Selected West Virginia Mine Site

HOUSTON, Texas, April 23, 2008 – Synthesis Energy Systems, Inc. (“SES”) (NASDAQ: SYMX) today announced that the Company and CONSOL Energy Inc. (“CONSOL”) (NYSE: CNX), the largest producer of bituminous coal in the nation, have successfully completed the feasibility and initial engineering studies required by the original investigational agreement, signed by SES and CONSOL in September 2007.  The feasibility studies included identifying and securing an option for the project’s site near one of CONSOL’s West Virginia mines and completing pilot plant testing of the mine’s coal that will be used as the feedstock in the project’s gasification process.  Before commencing construction of the first U.S. coal gasification plant utilizing SES’ U-GAS® technology, SES and CONSOL will need to complete the front-end engineering design (“FEED”) package for the project, negotiate a definitive joint venture agreement, and complete definitive offtake agreements.  Currently, SES has an operating U-GAS® gasification plant, along with two additional gasification projects under development, in China.

CONSOL produces more than 20 million tons per year of waste coal, a portion of which will be contributed to the project.  Utilizing SES’ environmentally responsible and cost effective U-GAS® technology, this coal will be converted into industrial chemical feedstocks and other fuels.  SES and CONSOL are also investigating other mine sites to expand their relationship into a second phase project.

“Reaching the milestones necessary to proceed with this project marks SES’ entry into the United States gasification market, and we are proud to be working with CONSOL to jointly be the first domestic gasification provider serving the industrial consumer segment.  Our U-GAS® technology will not only economically and cleanly produce high-value chemical feedstocks and traditional fuels from CONSOL’s raw and waste coal feedstocks, but also reduce the region’s dependence on imported industrial chemical feedstocks and other petroleum-based fuels.  We have made significant progress in just eight short months and are excited to move forward with the next steps of this project,” stated Tim Vail, President and CEO of SES.

CONSOL’s President and CEO, J. Brett Harvey commented, “We are very pleased to work with SES on this project, as their U-GAS® technology will enable us to convert our raw and waste coal into high value products.  We believe that we are at the forefront of what we expect to be a domestic trend of making

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clean, alternative energy from indigenous coal resources a reality.  We also believe that this project will bring additional economic and environmental benefits to the state of West Virginia.”

The primary advantage of U-GAS® relative to other gasification technologies is its overall low cost, made possible by fuel flexibility, low operational cost, and the technology's ability to economically scale projects to meet the needs of industrial customers.  U-GAS® technology produces lower levels of regulated emissions, including sulfur oxides, nitrous oxides and particulates, than conventional coal combustion plants.  It also allows for the low-cost capture of greenhouse gases such as carbon dioxide.

About Synthesis Energy Systems, Inc.

SES is an energy and technology company that deploys proprietary systems and technology to gasify low value fuels to replace high cost energy and chemical products sold to major global markets.  The U-GAS® technology, which SES licenses from the Gas Technology Institute, is designed to turn high-ash coals and waste coal products into high value synthesis gas for use in chemical applications or as a feedstock for producing transportation fuels.  The technology gasifies coal without many of the harmful emissions normally associated with coal combustion plants.  SES currently has offices in Houston, Texas, Shanghai and Beijing, China.  For more information on the SES, visit www.synthesisenergy.com or call (713) 579-0600.

Forward Looking Statements

The matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that involve substantial risks and uncertainties. When used in this press release and in any documents incorporated by reference herein, the words “expects," "will," “believe” and similar expressions identify certain of such forward-looking statements.  Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein.  These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company's control.  These include, but are not limited to, risks and uncertainties associated with: our early stage of development, the success of our development projects with industry partners, the limited history and viability of our technology, our results of operation in foreign countries, our ability to maintain production from our first plant in the Hai Hua project and the sufficiency of our internal controls.  The Company cautions that the foregoing factors are not exclusive.  The Company assumes no obligation to update the information contained in this press release.

Contact:

Synthesis Energy Systems, Inc.
Molly Whitaker
Investor Relations
(713) 579-0607
molly.whitaker@synthesisenergy.com